Exhibit 99.1

SS&C Promotes Jason White to General Counsel

WINDSOR, CT, Sept. 1, 2021, /PRNewswire/ -- SS&C Technologies Holdings, Inc. (Nasdaq: SSNC) today announced the appointment of Jason White as General Counsel. In his new role as General Counsel, Jason will be the chief legal officer reporting to Bill Stone, Chairman and Chief Executive Officer.

Jason succeeds Joseph Frank, who resigned effective August 31 to pursue other business and legal interests and will remain as a consultant for a period in order to facilitate a smooth transition. In his new role, Jason will lead the Company’s legal department and serve as the Corporate Secretary.

“I am pleased to welcome Jason in his new role,” said Bill Stone. “Jason has provided strategic counsel on a broad range of legal, business and operational matters during his tenure at SS&C. Jason consistently demonstrates the skills, knowledge and expertise to take on the challenges and opportunities presented by his new role as our General Counsel. We would also like to thank Joe Frank for his service and wish him the best of luck in his new endeavors.”

Jason joined SS&C in 2018 from Shearman & Sterling LLP, where he was a New York Finance Partner and Co-Chair of the General Practice Group focusing on corporate and finance transactions. Before his partnership at Shearman & Sterling, Jason was a senior attorney at Barclays in New York.

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. Some 18,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale and technology.

SOURCE: SS&C

Additional information about

SS&C (Nasdaq: SSNC) is available at www.ssctech.com.

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For more information

Patrick Pedonti | Chief

Financial Officer, SS&C

Technologies

Tel: +1-860-298-4738 | E-mail:

InvestorRelations@sscinc.com

Justine Stone | Investor

Relations, SS&C Technologies

Tel: +1- 212-367-4705 | E-mail:

InvestorRelations@sscinc.com

Media Contacts

Sean Welch

PAN Communications

Tel: (407) 734-7330
E-mail: ssc@pancomm.com